UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 2, 2005

BLYTH, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

1-13026

36-2984916

(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

One East Weaver Street, Greenwich, Connecticut		06831
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, including Area Code (203) 661-1926

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.                  Entry into a Material Definitive Agreement.

On June 2, 2005, the Company replaced its prior $200 million unsecured revolving credit facility (the “Old Credit Facility”) with a new $150 million unsecured revolving credit facility between the Company and several lenders for which JPMorgan Chase Bank, N.A. is acting as Administrative Agent and Bank of America, N.A. and LaSalle Bank, National Association are acting as Co-Syndication Agents (the “New Credit Facility”).  The New Credit Facility matures on June 2, 2010.  The lenders are identified on the signature page to the New Credit Facility which is filed as Exhibit 10.1 to this report.  The Company has the ability to increase the New Credit Facility, under certain circumstances, by an additional $50 million.  The New Credit Facility contains requirements for maintaining certain financial ratios and limitations on certain payments.  Amounts outstanding under the New Credit Facility bear interest, at the Company’s option, at JPMorgan Chase Bank’s prime rate or at the Eurocurrency rate plus a credit spread ranging from 0.360% to 0.800%, calculated on the basis of the Company’s senior unsecured long-term debt rating.

Item 1.02.                  Termination of a Material Definitive Agreement.

As disclosed in Item 1.01, the Company terminated the Old Credit Facility and replaced it with the New Credit Facility.  The Old Credit Facility would have matured on August 5, 2005, and is between the Company, JPMorgan Chase Bank, as Administrative Agent, Bank of America, N.A. and LaSalle Bank, National Association, is Co-Syndication Agents, and Fleet National Bank and Wachovia Bank, National Association, as Co-Documentation Agents.

Item 9.01.                  Financial Statements and Exhibits.

(c) Exhibits

10.1

Credit Agreement, dated June 2, 2005 among Blyth, Inc., PartyLite Trading, SA, the Lenders listed therein, JPMorgan Chase Bank, N.A. as Administrative Agent and Bank of America, N.A. and LaSalle Bank National Association as Co-Syndication Agents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLYTH, INC.

Date: June 3, 2005	By: /s/ Bruce D. Kreiger
Name: Bruce D. Kreiger
Title: Vice President & General Counsel